UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             DASSAULT SYSTEMES S.A.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)


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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

CUSIP No. __________________           13G                 Page ___ of ___ Pages

================================================================================
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       International Business Machines Corporation
       EIN No. 13-0871985

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 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  |_|
                                                                        (b)  |_|

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 3   SEC USE ONLY


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 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
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                   5     SOLE VOTING POWER
   NUMBER OF
                           4,843,902
     SHARES        -------------------------------------------------------------
                   6     SHARED VOTING POWER
  BENEFICIALLY
                           N/A
    OWNED BY      --------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
     EACH
                           4,843,902
   REPORTING      --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
  PERSON WITH
                           N/A
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 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,843,902
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|


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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.3% (estimated based upon 10/20/97 Bloomberg report of Dassault Systemes S.A. shares outstanding)
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12   TYPE OF REPORTING PERSON*

       CO
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 4 pages

                    AMENDMENT NO. 1 TO SCHEDULE 13G FILED ON
              BEHALF OF INTERNATIONAL BUSINESS MACHINES CORPORATION
                        REGARDING DASSAULT SYSTEMES S.A.

ITEM 1   (a)  Name of Issuer: Dassault Systemes S.A.

         (b)  Address of Issuer: Principal Executive Offices:

                   9, Quai Marcil Dassault
                   B.P. 310
                   92156 Suresnes Cedex
                   France

ITEM 2   (a)  Name of Person Filing: International Business Machines Corporation

         (b)  Address of Principal Business Office:

                   New Orchard Road
                   Armonk, NY 10504

         (c)  Citizenship: New York, USA

         (d)  Title of Class of Securities: Class A Common Stock

         (e)  CUSIP Number: 459200-10-1

ITEM 3   Not Applicable

ITEM 4   (a)  Amount Beneficially Owned

              4,843,902 Common Shares

         (b)  Percent of Class

              4.3% (estimate based upon 10/20/97 Bloomberg report of Dassault S.A. shares outstanding)

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                     4,843,902

              (ii)  shared power to vote or to direct the vote

                     N/A

              (iii) sole power to dispose or to direct the disposition of

                     4,843,902

              (iv)  shared power to dispose or to direct the disposition of

                     N/A

ITEM 5 This Amendment No. 1 to Schedule 13G is being filed to report the fact that as of the date hereof IBM Corporation has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6   Not Applicable

ITEM 7   Not Applicable

ITEM 8   Not Applicable

ITEM 9   Not Applicable

ITEM 10  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 11, 1998
                                       --------------------------------
                                                      Date


                                       /s/ John E. Hickey
                                       --------------------------------
                                                   Signature

                                       Name:  John E. Hickey
                                       Title: Vice President, Secretary and
                                              Assistant General Counsel